AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

    EXHIBIT 12 - COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
               AND FIXED CHARGES AND PREFERRED DIVIDENDS
                        (Dollars in Thousands)

                                                              Year Ended December 31,
                                               1998       1997       1996       1995       1994

Pretax income                              $209,563   $322,563   $304,651   $253,449   $ 26,376
Minority interest in subsidiaries
  having fixed charges (*)                   45,120     45,098     52,838     27,076      8,565
Less undistributed equity in (earnings)
  losses of investees                        17,997     10,363     31,353     (1,559)    49,010
Fixed charges:
  Interest expense                           73,868     88,402     88,144    124,633    114,803
  Debt discount (premium) and expense          (631)      (701)    (1,174)    (1,023)     1,240
  One-third of rentals                       11,883     10,152      9,279      9,471      5,119

      EARNINGS                             $357,800   $475,877   $485,091   $412,047   $205,113


Fixed charges:
  Interest expense                         $ 73,868   $ 88,402   $ 88,144   $124,633   $114,803
  Debt discount (premium) and expense          (631)      (701)    (1,174)    (1,023)     1,240
  One-third of rentals                       11,883     10,152      9,279      9,471      5,119
  Accrued distribution of subsidiary
    trust preferred subsidiaries             19,031     15,499      1,031       -          -

      FIXED CHARGES                        $104,151   $113,352   $ 97,280   $133,081   $121,162

Fixed charges and preferred dividends:
  Fixed charges - per above                $104,151   $113,352   $ 97,280   $133,081   $121,162
  Preferred dividends                         9,403     21,967     25,190     25,376     25,709

      FIXED CHARGES AND PREFERRED
        DIVIDENDS                          $113,554   $135,319   $122,470   $158,457   $146,871


Ratio of Earnings to Fixed Charges             3.44       4.20       4.99       3.10       1.69

Earnings in Excess of Fixed Charges        $253,649   $362,525   $387,811   $278,966   $ 83,951


Ratio of Earnings to Fixed Charges
  and Preferred Dividends                      3.15       3.52       3.96       2.60       1.40


Earnings in Excess of Fixed Charges
  and Preferred Dividends                  $244,246   $340,558   $362,621   $253,590   $ 58,242



(*)Amounts include accrued distributions on trust preferred
   securities.
                                        E-2